Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the Fourth Quarter and Year-End 2009 and Reaffirms Corporate Objectives

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--February 16, 2010--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the fourth quarter and year-end December 31, 2009 and reaffirmed its commitment to the following goals it established during 2009:

1.	Reduce leverage and continue to improve Debt to EBITDA – 2010 goal of 7.0x-7.2x
2.	Complete current redevelopment pipeline – slated to fully-stabilize in 2011 and produce net operating income of $3.4 million
3.	Continue lease-up of vacant space resulting from mid-box bankruptcies – maintain or exceed 2009 occupancy levels

Highlights for the fourth quarter and year-end 2009:

•	Balance Sheet Activities

o	Closed on new $217 million three-year secured corporate credit facility
o	Amended and reduced credit facility for The Town Center at Aquia to $20 million
o	Improved Debt to EBITDA of 7.7x, compared to 8.6x at December 31, 2008
o	Improved Fixed Charge Coverage Ratio of 1.98x, compared to 1.82x at December 31, 2008

•	Core Real Estate Operations

o	Opened 80 new stores for the year at an average base rent of $12.60 per SF, 15.9% above portfolio average rents
o	Renewed 219 leases for the year at rental rates 4.3% over prior rents paid
o	Retained over 70% of expiring tenancies
o	Total portfolio occupancy of 90.3%, in-line with guidance

"In 2009, we refocused our priorities to reduce balance sheet risk and to establish a solid foundation for sustainable earnings growth," said Dennis Gershenson, President and Chief Executive Officer. "I am pleased with our accomplishments in what proved to be a very challenging year. We were diligent in maintaining the strength of our core shopping center portfolio. We also completed strategic equity and debt transactions to improve our financial position. Although market conditions are still very dynamic, we remain committed to further strengthening the balance sheet and feel confident that we will reach our Debt to EBITDA goal of between 7.0x to 7.2x by year-end. Meeting this deleveraging goal will shape our activities for the remainder of 2010.”

Funds from operations (FFO) for the fourth quarter of 2009 was $9.8 million, or $0.29 per diluted share, compared to $7.5 million or $0.35 per diluted share for the fourth quarter of 2008. Funds from operations for the year-ended December 31, 2009 was $45.3 million, or $1.80 per diluted share, compared to $47.4 million or $2.21 per diluted share in 2008. Excluding one-time charges in both 2009 and 2008, recurring funds from operations for the fourth quarter of 2009 was $12.6 million, or $0.37 per diluted share, compared to $13.1 million or $0.61 per diluted share for the fourth quarter of 2008. Recurring funds from operations for the year-ended December 31, 2009 was $49.7 million, or $1.98 per diluted share, compared to $53.1 million or $2.48 per diluted share in 2008. The change in recurring FFO is primarily attributable to decreased revenues from asset sales and tenant bankruptcies. On a per share basis, FFO was impacted by a significant increase in weighted average shares outstanding in 2009 as the result of the equity share offering completed in September 2009.

Net income available to RPT common shareholders for the fourth quarter of 2009 was $0.6 million or $0.02 per diluted share, compared to a net loss of $2.5 million or $(0.14) per diluted share for the fourth quarter of 2008. Net income available to RPT common shareholders for the twelve months ended December 31, 2009 was $13.7 million or $0.62 per diluted share, compared to $23.5 million or $1.27 per diluted share for 2008. The decline in net income for the twelve month period was the result of a decrease in the gain on asset sales from 2008 levels.

Portfolio Statistics

As of December 31, 2009, the Company owned equity interests in 88 retail shopping centers totaling approximately 19.8 million square feet consisting of 55 wholly-owned properties and 33 properties held through joint ventures. The overall portfolio occupancy, including properties under redevelopment, was 90.3% at December 31, 2009, compared to 91.3% at year-end 2008. The decrease in occupancy year-over-year was the result of a continued weak retail environment.

At year-end, the Company had 49 properties in its wholly-owned, same-center portfolio, representing those centers (excluding redevelopment) that have been owned and operated for the same three and twelve month periods during each year. Same center net operating income (NOI) decreased 1.7% for the quarter and 3.5% for the year, compared to the same periods in 2008. The decrease was anticipated and primarily resulted from the Linens ‘n Things and Circuit City bankruptcies as well as rent concessions granted during the year. Excluding the effect of these items, same center NOI would have increased 0.5% for the quarter and would have decreased 1.5% for the year. Ramco-Gershenson’s same-center portfolio occupancy was 93.5%, compared to 94.4% at the end of 2008.

Redevelopment

At year-end, the Company had a pipeline of eight value-added redevelopments, including four joint venture properties, encompassing approximately 597,768 square feet. The Company expects to spend $10.5 million to complete its redevelopment pipeline during 2010 and will limit future redevelopment activity, allowing its efforts to translate into earnings growth and improved net asset value. Upon completion, the redevelopments are projected to cost $26.7 million and produce stabilized net operating income of $3.4 million on a pro-rata basis.

Pre-Development Write-Off

As part of a continuous review of future growth opportunities, in the fourth quarter the Company determined that there were better investment alternatives than continuing to pursue the pre-development of the Northpointe Town Center in Jackson, Michigan. Therefore, the Company elected to write-off its land option payments, third party due diligence expenses, and capitalized general and administrative cost for this project, resulting in a one-time, non-cash charge of approximately $1.2 million during the fourth quarter.

Debt Financings

In December, the company closed on a new $217 million secured credit facility. The new financing is comprised of a three-year, $150 million secured revolving credit facility, which includes a built in accordion feature allowing up to $50 million in additional borrowing. The credit facility also includes a $67 million amortizing secured term loan, requiring a $33 million payment in September 2010 and a final payment of $34 million in June 2011. The Company also amended its secured revolving credit facility for The Town Center at Aquia. The Aquia credit facility was reduced from $40 million to $20 million and has a new scheduled maturity date of December 31, 2010, with two, one-year extension options. Pricing on the credit facilities and term loan is LIBOR plus 350 basis points with a 2% LIBOR floor.

Dividend

For 2009, it was the Company’s policy to pay aggregate annual dividends in an amount generally equal to its annual taxable income. On January 4, 2010, the Company paid a fourth quarter common share dividend of $0.16325 per share for the period of October 1, 2009 through December 31, 2009, to shareholders of record on December 20, 2009. The Company’s FFO payout ratio for the quarter was 56.5%.

2010 Guidance

The Company’s primary goal in 2010 will be to strengthen its balance sheet by significantly reducing leverage. The Company is continuing to evaluate the best course of action to achieve this objective, which will consist of a variety of actions, including asset sales.

Taking into consideration the potential dilutive effect of its deleveraging efforts, the Company forecasts FFO for the year-end December 31, 2010 to be between $1.12 to $1.24 per diluted share. The Company expects earnings per diluted common share to be between $0.23 and $0.35.

This FFO guidance takes into consideration the following:

•	Improving Debt to EBITDA to between 7.0x-7.2x
•	Increased interest costs associated with the new secured revolving credit facility
•	Full-year effect of the NOI reduction from three asset sales completed in 2009
•	Minimum rent reduction in core operating portfolio, due primarily from the impact of tenant bankruptcies and short-term rent concessions granted in 2009

For the overall shopping center portfolio, the Company estimates occupancy to be between 90 and 91% at the end of 2010 and for same-center NOI to be down between 2.0% and 3.0% for the year, reflecting a continuous difficult retail environment.

The Company will provide further details on guidance as part of its earnings conference call scheduled for February 17, 2010.

Conference Call/Webcast

Ramco-Gershenson Properties Trust will host a live broadcast of its fourth quarter conference call on Wednesday, February 17, 2010, at 9:00 a.m. Eastern Time, to discuss its fourth quarter/year-end financial and operating results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-0778, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (pass code-Account #286, Conference ID # 341964), for one week.

Supplemental Materials

The Company’s supplemental financial package is available on its corporate web site at www.rgpt.com in the investors section, SEC filings tab. If you wish to receive a copy via email, please send requests to dhendershot@rgpt.com.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 88 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2009	2008	2009	2008

Revenues:
Minimum rents	$20,466	$22,039	$83,281	$90,271
Percentage rents	92	118	769	636
Recoveries from tenants	7,941	8,369	32,694	34,258
Fees and management income	880	1,455	4,916	6,484
Other income	964	1,463	2,480	2,980
Total revenues	30,343	33,444	124,140	134,629
Expenses:
Real estate taxes	4,401	4,473	18,280	18,344
Recoverable operating expenses	4,372	4,364	15,883	16,974
Depreciation and amortization	7,569	8,434	30,866	32,009
Other operating	890	1,719	3,714	4,611
General and administrative	2,256	3,322	13,448	15,121
Restructuring costs, impairment and other items	2,819	5,619	4,379	5,787
Interest expense	7,323	9,161	31,088	36,518
Total expenses	29,630	37,092	117,658	129,364
Income (loss) from continuing operations before gain on sale
of real estate assets and earnings from unconsolidated entities	713	(3,648)	6,482	5,265
Gain (loss) on sale of real estate assets	(1)	61	5,010	19,595
Earnings (loss) from unconsolidated entities	(21	557	1,328	2,506
Income (loss) from continuing operations	691	(3,030	12,820	27,366
Discontinued operations:
Gain (loss) on sale of real estate assets	-	-	2,886	(463)
Income from operations	-	98	230	529
Income from discontinued operations	-	98	3,116	66
Net income (loss)	691	(2,932)	15,936	27,432
Less: Net (income) loss attributable to the noncontrolling interest
in subsidiaries	(108)	419	(2,216)	(3,931)
Net income (loss) attributable to Ramco-Gershenson Properties
Trust ("RPT") common shareholders	$583	$(2,513)	$13,720	$23,501

Amounts attributable to RPT common shareholders:
Income (loss) from continuing operations	$583	$(2,598)	$11,027	$23,444
Gain from discontinued operations	-	85	2,693	57
Net income (loss)	$583	$(2,513)	$13,720	$23,501

Calculation of Funds from Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Calculation of Funds from Operations:
Net income (loss) attributable to RPT common shareholders	$583	$(2,513)	$13,720	$23,501)
Add:
Depreciation and amortization expense	9,037	9,949	36,819	37,850
Noncontrolling interest in partnership:
Continuing operations	108	(427)	1,793	3,922
Discontinued operations	-	-	423	(27)
Less:
Loss (gain) on sale of depreciable real estate	22	481	(4,571)	(18,347)
Discontinued operations, loss (gain) on sale of property	-	-	(2,886	463

Funds from operations available to RPT common shareholders,
assuming conversion of OP units	$9,750	$7,490	$45,298	$47,362

Weighted average equivalent shares outstanding, diluted	33,720	21,390	25,112	21,397

Funds from operations available to RPT common shareholders,
per diluted share	$0.29	$0.35	$1.80	$2.21

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008

ASSETS
Investment in real estate, net	$804,295	$830,392
Cash and cash equivalents	8,800	5,295
Restricted cash	3,838	4,891
Accounts receivable, net	31,900	34,020
Notes receivable from unconsolidated entities	12,566	6,716
Equity investments in unconsolidated entities	97,506	95,867
Other assets, net	39,052	37,345

Total Assets	$997,957	$1,014,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and notes payable	$552,551	$662,601
Accounts payable and accrued expenses	26,440	26,751
Distributions payable	5,477	4,945
Capital lease obligation	6,924	7,191
Total Liabilities	591,392	701,488

SHAREHOLDERS' EQUITY
Ramco-Gershenson Properties Trust ("RPT") shareholders' equity:
Common shares of beneficial interest	309	185
Additional paid-in capital	486,731	389,528
Accumulated other comprehensive loss	(2,149)	(3,328)
Cumulative distributions in excess of net income	(117,663)	(112,671)
Total RPT Shareholders' Equity	367,228	273,714
Noncontrolling interest in subsidiaries	39,337	39,324
Total Shareholders' Equity	406,565	313,038

Total Liabilities and Shareholders' Equity	$997,957	$1,014,526

CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications